Exhibit 20(a)
ANNUAL SERVICER'S CERTIFICATE
FINGERHUT MASTER TRUST


	The undersigned, a duly authorized representative of Axsys National Bank (formally know as Fingerhut National Bank), as the Servicer pursuant to the Amended and Restated Pooling and Servicing Agreement dated as of March 18, 1998, (the "Pooling and Servicing Agreement"), by and among Fingerhut Receivables, Inc. (the "Transferor"), Axsys National Bank, as Servicer and The Bank of New York (Delaware), as trustee (the "Trustee") does hereby certify that:

	1.	Since January 12, 1997, Axsys National Bank has been
the Servicer.

	2.	The undersigned is duly authorized pursuant to the
Pooling and Servicing Agreement to execute and deliver this Certificate to the Trustee.

	3.	This Certificate is delivered pursuant to Section 3.5
of the Pooling and Servicing Agreement.

	4.	A review of the activities of the Servicer during the
period from January 29, 2000 until February 2, 2001 was conducted under my supervision.

	5.	Based on such review, the Servicer has, to the best of
my knowledge, fully performed all of its obligations under the Pooling and Servicing Agreement throughout such period and no default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 6 below.

	6.	The following is a description of each default in the
performance of the Servicer's obligations under the provisions of the Pooling and Servicing Agreement, including any Supplement, known to me to have been made during such period which sets forth in detail (i) the nature of each such default, (ii) the action taken by the Servicer, if any, to remedy each such default and
(iii) the current status of each such default:

		None.

	IN WITNESS WHEREOF, the undersigned has duly executed this certificate on May 2, 2001.


					AXSYS NATIONAL BANK



					Name:	Tom Spence
					Title:	Chief Financial Officer
zdsk21/sst-59a
2